Filed Pursuant to Rule 433
Registration No. 333-194892

June 11, 2014

Magna International Inc.

Pricing Term Sheet

$750,000,000 3.625% Senior Notes due 2024

Issuer:	Magna International Inc.

Trade Date:	June 11, 2014

Settlement Date:	June 16, 2014 (T+3)

Ratings*:	Baa1 (Stable) — Moody’s Investors Service Inc. A- (Stable) — Standard & Poor’s Rating Services

Issue of Securities:	3.625% Senior Notes due 2024

Aggregate Principal Amount Offered:	$750,000,000

Maturity:	June 15, 2024

Interest Rate:	3.625%

Benchmark Treasury:	UST 2.500% due May 15, 2024

Spread to Benchmark Treasury:	+100 basis points

Benchmark Treasury Price and Yield:	98-25; 2.640%

Yield to Maturity:	3.640%

Price to Public:	99.875%, plus accrued interest, if any, from June 16, 2014

Interest Payment Dates:	Semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2014

Make-Whole Call:	Prior to March 15, 2024, T+15 basis points

Par call:	On or after March 15, 2024

CUSIP/ISIN:	559222 AQ7 / US559222AQ72

Joint Book-Running Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated BNP Paribas Securities Corp. Scotia Capital (USA) Inc.

Co-Managers:

CIBC World Markets Corp.
Mitsubishi UFJ Securities (USA), Inc.
RBC Capital Markets, LLC
Commerz Markets LLC
ING Financial Markets LLC
RBS Securities Inc.
Santander Investment Securities Inc.
TD Securities (USA) LLC
BMO Capital Markets Corp.
J.P. Morgan Securities LLC
RB International Markets (USA) LLC
Sandler O’Neill & Partners, L.P.

*                 A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146 or calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322.